EXHIBIT 3.1.3

                         CERTIFICATE OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                              VALUESTAR CORPORATION
                            (A Colorado Corporation)

         VALUESTAR CORPORATION, a corporation organized on January 28, 1987 as Carson Capital Corporation and existing under and by virtue of the Colorado Business Corporation Act, DOES HEREBY CERTIFY THAT:

         A.  The  name  of  this  corporation  is  VALUESTAR   CORPORATION  (the
"Corporation").

         B. The amendment to the Articles of Incorporation is set forth below, consisting of an amendment to the first paragraph of Article THIRD, which first paragraph shall read in its entirety as follows:

         "THIRD. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is FIFTY-FIVE MILLION (55,000,000), of which FIFTY MILLION (50,000,000) shares having a par value of $0.00025 per share shall be of a class designated "Common Stock" (or "Common Shares"), and FIVE MILLION (5,000,000) shares having a par value of $0.00025 per share shall be of a class designated "Preferred Stock" (or "Preferred Shares"). All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:"

         C. The amendment was adopted on November 19, 1999.

         D. The amendment was adopted by the shareholders of the Corporation, and the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval.

         E. This amendment does not provide for an exchange, reclassification or cancellation of any issued shares.

         IN WITNESS WHEREOF, VALUESTAR CORPORATION has caused this Certificate of Amendment to be signed by the duly authorized officers below as of November 19, 1999.

                                          VALUESTAR CORPORATION

                                          By: /s/ JAMES STEIN
                                              James Stein, President

                                          By: /s/ JAMES BARNES
                                              James Barnes, Treasurer